Exhibit 99.1

     FOR IMMEDIATE RELEASE
     Press Release

Contacts:	Terry Sanford, EVP & CFO
Carriage Services, Inc.
713-332-8400

Ken Dennard / ksdennard@drg-e.com
Kip Rupp / krupp@drg-e.com
DRG&E / 713-529-6600

CARRIAGE SERVICES ANNOUNCES
2010 FIRST QUARTER RESULTS
Company Increases Rolling Four Quarter Outlook Again
HOUSTON — MAY 5, 2010 — Carriage Services, Inc. (NYSE: CSV) today announced results for the first quarter ended March 31, 2010.
FIRST QUARTER FINANCIAL RESULTS
     Melvin C. Payne, Chairman and Chief Executive Officer, stated, “Our first quarter diluted EPS increased 23% to $0.16, which is $0.03 higher than in the same period in 2009 and highlighted the increasing contribution to earnings that our repositioned trust fund portfolios will have in the future. Starting this quarter, we have separated four categories of funeral and cemetery financial revenue into a separate Total Financial Revenue section that will be shown in our quarterly and annual trend reports. As shown this quarter, Total Financial Revenue increased $900,000 over 2009 and accounted for all of our $0.03 increase in diluted EPS. While difficult to forecast, we do expect higher financial revenue over time to have a material impact on our earnings, including over the balance of 2010.”
     Highlights of the first quarter compared to 2009 first quarter performance were as follows:
•	Total Revenue of $46.8 million, up $1.0 million or 2.3% from 2009

•	Field EBITDA of $17.2 million, up $0.7 million or 4.2% from 2009

•	Consolidated EBITDA of $11.7 million, up $0.3 million or 3.0% from 2009

•	Consolidated EBITDA Margin of 25.1%, up 20 basis points from 2009

•	Net Income of $2.8 million, up $0.4 million or 17.8% from 2009
     “Additionally, we have geared up for increased acquisition activity, as the current economic and tax climate has been a catalyst for independent owners to explore succession planning options. We expect to acquire several businesses over the balance of 2010 and will continue to update our rolling four quarter outlook accordingly as we close transactions.”

     “Carriage’s near and longer term prospects have never been better. As a result, we are increasing our Rolling Four Quarter EPS Outlook range to $0.43 - $0.47 per share from the $0.42 - $0.45 per share previously forecast which compares to our actual 2009 EPS of $0.40.”
TREND REPORTING
     Management monitors consolidated same store and acquisition field operating and financial results both on a five year and most recent rolling four quarters basis (“Trend Reports”) to reflect long term and short term trends and seasonality. “Acquisition” is defined as businesses acquired since January 1, 2009. This classification of acquisitions has been important to management and investors in monitoring the results of these businesses and to gauge the leveraging performance contribution that a selective acquisition program can have on the total company performance. The Trend Reports highlight trends in volumes, operating revenues, financial revenues, Field EBITDA (controllable profit), Field EBITDA Margin (controllable profit margin) and the components of overhead. Trend reporting allows management to focus on the key operational and financial drivers relevant to the longer term performance and valuation of the Company’s portfolio of deathcare businesses. Please review the following table and visit the Investor Relations homepage of Carriage Services’ web site at www.carriageservices.com for a link to the five year Annual and Quarterly (most recent five quarters) Trend Reports.

UNAUDITED INCOME STATEMENT FROM CONTINUING OPERATIONS
Three Month Periods Ended March 31, 2009, December 31, 2009 and March 31, 2010
($000’s)

	Quarter 1	Quarter 4	Quarter 1
	2009	2009	2010
Same Store Contracts
Atneed Contracts	5,115	4,992	5,104
Preneed Contracts	1,292	1,190	1,285

Total Same Store Funeral Contracts	6,407	6,182	6,389

Acquisition Contracts
Atneed Contracts	—	52	108
Preneed Contracts	—	17	34

Total Acquisition Funeral Contracts	—	69	142

Total Funeral Contracts	6,407	6,251	6,531

Funeral Operating Revenue
Same Store Revenue	$33,117	$32,104	$33,174
Acquisition Revenue	—	312	665

Total Funeral Operating Revenue	$33,117	$32,416	$33,839
Cemetery Operating Revenue
Same Store Revenue	$9,870	$10,278	$9,296

Total Cemetery Operating Revenue	$9,870	$10,278	$9,296
Financial Revenue
Preneed Funeral Commission Income	$588	$451	$688
Preneed Funeral Trust Earnings	1,135	968	1,563
Cemetery Trust Earnings	734	598	1,037
Preneed Cemetery Finance Charges	359	396	424

Total Financial Revenue	$2,816	$2,413	$3,712

Total Revenue	$45,803	$45,107	$46,847

Field EBITDA
Same Store Funeral Field EBITDA	$13,539	$12,601	$13,706
Same Store Funeral Field EBITDA Margin	38.9%	37.6%	38.7%
Acquired Funeral Field EBITDA	—	109	49
Acquired Funeral Field EBITDA Margin	0.0%	34.9%	7.4%

Total Funeral Field EBITDA	$13,539	$12,710	$13,755
Total Funeral Field EBITDA Margin	38.9%	37.6%	38.1%
Same Store Cemetery Field EBITDA	$3,004	$3,181	$3,478
Same Store Cemetery Field EBITDA Margin	27.4%	28.2%	32.3%

Total Cemetery Field EBITDA	$3,004	$3,181	$3,478
Total Cemetery Field EBITDA Margin	27.4%	28.2%	32.3%

Total Field EBITDA	$16,543	$15,891	$17,233
Total Field EBITDA Margin	36.1%	35.2%	36.8%
Overhead
Total Variable Overhead	$1,011	$1,065	$1,041
Total Regional Fixed Overhead	761	896	777
Total Corporate Fixed Overhead	3,373	3,503	3,669

Total Overhead	$5,145	$5,464	$5,487
	11.2%	12.1%	11.7%

Consolidated EBITDA	$11,398	$10,427	$11,746
Consolidated EBITDA Margin	24.9%	23.1%	25.1%
Property Depreciation & Amortization	$2,604	$2,499	$2,469
Restricted Stock Amortization	242	266	279
Interest Expense	4,599	4,641	4,553
Interest (Income) and Other	(3)	(4)	(217)

Pretax Income	$3,956	$3,025	$4,662
Income tax	1,602	1,225	1,888

Net income	$2,354	$1,800	$2,774

	5.1%	4.0%	5.9%
Diluted EPS from Continuing Operations	$0.13	$0.10	$0.16
Diluted Shares Outstanding	17,974,298	17,539,490	17,600,699

TRUST FUND PERFORMANCE
     Last year we reported on the significant increase in the market value and income in our three types of trust funds that was a result of a repositioning strategy coordinated with our investment advisor. The market value of our discretionary accounts (about 80% of total) increased by $10.3 million or 6.7% during the first quarter to $165.4 million, with unrealized gains reaching almost $45 million in late March. As a result, we began to take gains in our perpetual care trusts during March which had a $0.01 per share impact on our perpetual care financial revenue for the quarter.
     Beginning in the second quarter, we plan to realize a major portion of our unrealized equity gains in our preneed funeral and cemetery merchandise and service trusts over the balance of 2010, causing the gains to be allocated to individual contracts that will mature and be recorded as revenue over approximately the next ten years.
     We expect that realization of a major portion of our unrealized gains, which now approximates $2.50 per share pre-tax, will increasingly be reflected in our new Total Financial Revenue section of our trend reports. Together with our much higher level of interest income from our fixed income portfolio, Total Financial Revenue should become an increasingly material contributor to Carriage’s EPS in future years. Shown below are consolidated performance metrics for the combined trust fund portfolios (preneed funeral, cemetery merchandise and services and cemetery perpetual care) at key dates.
($ in 000’s)

Discretionary Accounts					Total Trust Funds
CSV Trust Funds Market Value, Income and Yield					CSV Trust Funds Cost, Market Value, Gain
		Est.	Yield	Unrealized				Unrealized
	Market	Annual	on	Gain /		Cost	Market	Gain /
Date	Value	Income	Cost	(Loss)	Date	Basis	Value	(Loss)

12/31/08	$101,554	$5,431	5.27%	($25,753)	12/31/08	$167,242	$138,537	($28,705)
12/31/09	$155,053	$7,656	7.65%	$34,965	12/31/09	$163,079	$198,113	$35,034
03/31/10	$165,368	$7,548	7.42%	$43,578	03/31/10	$164,519	$208,637	$44,118
Investment Performance

	Discretionary				Investment
	Accounts		Total Trust Funds		Performance(1)	Index Performance(1)
	Growth	% Growth	Growth	% Growth	CSV Total				50/50 index
Timeframe	Amount	in MV	Amount	in MV	Trust Funds (1)	DJIA	S&P 500	NASDAQ	Benchmark
1 year ending 12/31/09	$53,499	52.7%	$59,576	43.0%	47.4%	18.8%	23.5%	43.9%	16.2%
3 months ending 03/31/10	$10,315	6.7%	$10,524	5.3%	6.6%	4.1%	4.9%	5.7%	3.3%

(1)	Investment performance includes realized income and unrealized appreciation.

CSV Trust Funds: Portfolio Profile

	03/31/2010		03/31/2010
	Discretionary Trust Funds		Total Trust Funds
Asset Class	MV	%	MV	%
Equities	$80,302	48%	$96,010	46%
Fixed Income	$80,308	49%	$95,296	46%
Cash	$4,758	3%	$17,331	8%

Total Portfolios	$165,368	100%	$208,637	100%

CONSOLIDATED OPERATING RESULTS
     Total revenue for the first quarter of 2010 grew $1.0 million or 2.3% to $46.8 million from $45.8 million reported in last year’s first quarter as the Company experienced a strong contribution from the repositioned trust fund portfolios. Total revenue also grew by $1.7 million or 3.9% compared to the fourth quarter of 2009, in part because of the seasonally higher number of funeral services and the higher trust fund earnings. Carriage earned $0.16 per diluted share for the first quarter of 2010 compared to $0.13 per diluted share in the same period last year and $0.10 per diluted share in the prior quarter.
     Consolidated EBITDA in the 2010 first quarter was up 3% to $11.7 million versus $11.4 million in last year’s first quarter. Consolidated EBITDA Margin increased to 25.1% compared to adjusted Consolidated EBITDA Margin of 24.9% in the first quarter last year.
FUNERAL OPERATIONS
     First quarter Funeral Operating Revenue increased to $33.8 million compared to $33.1 million in the prior year quarter. Contract volume was up nearly 2% compared to the prior year quarter due in part to two small acquisitions that we closed in the prior quarter, and the average revenue per contract increased 1.4%. Year over year the cremation rate for the first quarter was relatively flat at 41.8% compared to 41.4% last year. An initiative implemented in the second half of 2008 to increase the average revenue per cremation contract, largely by converting direct cremations to cremations with services, continues to gain traction and helped not only the cremation average but also customer satisfaction levels with cremation families. Cremations with services have grown from 45.8% of total cremation contracts in the first quarter of 2009 to 46.4% for the first quarter of 2010. As a result of this continuing initiative, which includes new training and new merchandise options for client families, the average revenue per cremation contract in the current quarter increased 2.7% to $2,928 from the first quarter of 2009.
     Total Funeral Field EBITDA increased to $13.8 million compared to $13.5 million in the first quarter of 2009, while the related Total Field EBITDA Margin decreased from 38.9% to

38.1%. The dip in the margin is primarily because the two recent acquisitions are not yet fully integrated.
CEMETERY OPERATIONS
     Cemetery Operating Revenue totaled $9.3 million in the first quarter of 2010 compared to $9.9 million last year, a decline of $0.6 million, as preneed property revenue declined by $0.4 million. Preneed property sales started the quarter slow but finished with strong momentum moving toward the seasonally strong second quarter of the year. Carriage experienced an increase of 2.2% in the average price of its property sales year over year. Cemetery Field EBITDA increased $500,000 to $3.5 million and Cemetery Field EBITDA Margin increased 490 basis points from 27.4% to 32.3% due to higher trust fund earnings and lower cost of sales and operating expenses. Costs and expenses in key areas such as promotional, bad debts and salaries and wages are comparably lower due to the lower sales revenues and better expense management.
FINANCIAL REVENUE
     Our Total Financial Revenue section in our trend reports includes preneed funeral insurance commission income, earnings from three types of trust funds and finance charges on our preneed cemetery receivables portfolio. Total Financial Revenue increased by approximately $900,000, equal to $0.03 per diluted share compared to the first quarter of 2009. Each of our four categories experienced an increase compared to both the first quarter of 2009 and the fourth quarter of 2009.
OVERHEAD
     Total Overhead increased to $5.5 million in the 2010 first quarter and was 11.7% of revenues as compared $5.1 million and 11.2% of revenues in the first quarter of 2009. The increase was primarily related to new annual awards to members of the Board of Directors and costs related to corporate development (acquisition) activity.
CASH FLOW
     Carriage produced Free Cash Flow (defined as cash flow from operations less maintenance capital expenditures) of $1.4 million during the first quarter of 2010 compared to negative free cash flow of $1.2 million for the corresponding 2009 period, an increase of $2.6 million. The sources and uses of cash in the first quarter consisted of the following (in millions):

Cash flow provided by operations	$2.9
Cash used for maintenance capital expenditures	(1.5)

Free Cash Flow	$1.4
Cash at beginning of year	3.6
Cash used for growth capital expenditures — funeral homes	—
Cash used for growth capital expenditures — cemeteries	(0.4)
Other investing and financing activities, net	—

Cash at March 31, 2010	$4.6

FOUR QUARTER OUTLOOK
     The Four Quarter Outlook ranges for the rolling four quarter period ending March 31, 2011 are intended to approximate what the Company believes will be the sustainable earning power of its portfolio of deathcare assets over the next four quarters as its three models are effectively executed. Performance drivers include funeral contract volumes, cremation mix, preneed sales, preneed maturities and deliveries, average revenue per service, financial revenue and overhead items. Other variables include the effective tax rate, which is currently estimated to be approximately 40% and the estimated number of diluted shares outstanding which is currently estimated to be approximately 17.8 million. Though we expect to acquire businesses during the next twelve months, we have not forecast any acquisitions in the Four Quarter Outlook ending March 31, 2011 because of the uncertainty as to the timing and size of acquisitions.
     ROLLING FOUR QUARTER OUTLOOK — Period Ending March 31, 2011
     (amounts in millions, except per share amounts)

Range
Revenues	$180 — $185
Field EBITDA	$63 — $65
Field EBITDA Margin	35%
Total Overhead	$20.4 — $21.2

Consolidated EBITDA	$42.6 — $43.8
Consolidated EBITDA Margin	23.5% — 24.0%

Interest	$18.2
Depreciation & Amortization	$11.5
Income Taxes	$5.2 — $5.7
Net Income	$7.7 — $8.4
Diluted Earnings Per Share	$0.43 — $0.47
Free Cash Flow	$14.8 — $16.0

Earnings for this period are expected to increase relative to the year ended December 31, 2009, in which Carriage earned $0.40 per diluted share, for the following reasons:
•	Increase in Funeral Revenue and Funeral Field EBITDA from the acquisition of two businesses in Q4 2009

•	Increase in the average revenue per funeral service

•	Higher financial revenue
Long Term Outlook — Through 2014 (Base Year 2009)
Revenue growth of 6-7% annually, including acquisitions
Consolidated EBITDA growth of 8-10% annually, including acquisitions
Consolidated EBITDA Margin range of 24-26%
EPS growth of 14-16% annually, including acquisitions
CONFERENCE CALL
     Carriage Services has scheduled a conference call for tomorrow, Thursday, May 6, 2010 at 10:30 a.m. eastern time. To participate in the call, please dial 480-629-9678 at least ten minutes before the conference call begins and ask for the Carriage Services conference call. A telephonic replay of the conference call will be available through May 13, 2010 and may be accessed by dialing 303-590-3030 and using pass code 4285663#. An audio archive will also be available on the company’s website at www.carriageservices.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Karen Roan at DRG&E at 713-529-6600 or email kcroan@drg-e.com.
     Carriage Services is a leading provider of death care services and products. Carriage operates 138 funeral homes in 25 states and 32 cemeteries in 11 states.
USE OF NON-GAAP FINANCIAL MEASURES
     This press release uses the following Non-GAAP financial measures “free cash flow” and “EBITDA”. Both free cash flow and EBITDA are used by investors to value common stock. The Company considers free cash flow to be an important indicator of its ability to generate cash for acquisitions and other strategic investments. The Company has included EBITDA in this press release because it is widely used by investors to compare the Company’s financial performance with the performance of other deathcare companies. The Company also uses Field EBITDA and Field EBITDA Margin to monitor and compare the financial performance of the individual funeral and cemetery field businesses. EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the funds actually available for capital expenditures. In addition, the Company’s presentation of EBITDA may not be comparable to similarly titled measures other companies report. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP. Reconciliations of the Non-GAAP financial measures to GAAP measures are provided at the back of the press release.
     The Company categorizes its general and administrative expenses into three categories of overhead: (1) variable overhead, (2) regional fixed overhead and (3) corporate fixed overhead. Variable overhead consists of cost and expense such as incentive compensation which will vary with profitability and legal expense unrelated to day to day operations. Regional fixed overhead and corporate fixed overhead represent the cost and expenses of regional operations leaders and the home office and will not vary as a result of profitability.
FORWARD-LOOKING STATEMENTS
     Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under “Forward-Looking Statements and Cautionary Statements” in the Company’s Annual Report and Form 10-K for the year ended December 31, 2009, could cause the Company’s results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company. A copy of the Company’s Form 10-K, and other Carriage Services information and news releases, are available at www.carriageservices.com.
— Financial Statements and Tables to Follow —

CARRIAGE SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, expect share data)

	December 31,	March 31,
	2009	2010
ASSETS
Current assets:
Cash and cash equivalents	$3,616	$4,568
Accounts receivable, net of allowance for bad debts	15,177	15,086
Inventories and other current assets	14,683	13,122

Total current assets	33,476	32,776

Preneed cemetery and funeral trust investments	183,484	193,829
Preneed receivables, net of allowance for bad debts	16,782	16,672
Receivables from preneed funeral trusts	14,629	14,809
Property, plant and equipment, net of accumulated depreciation	124,800	124,486
Cemetery property	71,661	71,439
Goodwill	166,930	166,930
Deferred charges and other non-current depreciation	7,536	7,904

Total assets	$619,298	$628,845

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt and obligations under capital leases	$558	$564
Accounts payable and accrued liabilities	20,914	16,152

Total current liabilities	21,472	16,716

Senior long-term debt, net of current portion	131,898	131,816
Convertible junior subordinated debenture due in 2029 to an affiliated trust	93,750	93,750
Obligations under capital leases, net of current portion	4,418	4,385
Deferred preneed cemetery and funeral revenue	75,834	76,374
Deferred preneed cemetery and funeral receipts held in trust	143,101	151,167
Care trusts’ corpus	40,403	42,866

Total liabilities	510,876	517,074

Commitments and contingencies
Redeemable Preferred Stock	200	200

Stockholders’ equity
Common Stock	204	205
Additional paid-in capital	197,034	197,612
Accumulated deficit	(79,016)	(76,246)
Treasury stock	(10,000)	(10,000)

Total stockholders’ equity	108,222	111,571

Total liabilities and stockholders’ equity	$619,298	$628,845

CARRIAGE SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share data)

	For the three months ended March 31,
	2009	2010

Revenues	$45,803	$46,847
Field costs and expenses	33,278	33,330

Gross profit	12,525	13,517
Corporate costs and expenses	3,973	4,519

Operating income	8,552	8,998
Interest expense, net of interest income and other	(4,596)	(4,336)

Income from continuing operations before income taxes	3,956	4,662
Provision for income taxes	(1,602)	(1,888)

Net income from continuing operations	2,354	2,774
Preferred stock dividend	4	4

Net income available to common stockholders	$2,350	$2,770

Basic earnings per common share:	$0.13	$0.16

Diluted earnings per common share:	$0.13	$0.16

Weighted average number of common and common equivalent shares outstanding:
Basic	17,905	17,379

Diluted	17,974	17,600

CARRIAGE SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands, except per share data)

	For the three months ended March 31,
	2009	2010

Cash flows from operating activities:
Net income	$2,354	$2,774
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,805	2,649
Provision for losses on accounts receivable	1,015	1,109
Stock-based compensation expense	507	544
Deferred income taxes	1,602	1,881
Changes in operating assets and liabilities that provided (required) cash:
Accounts and preneed receivables	(411)	(908)
Inventories and other current assets	(64)	(615)
Deferred charges and other	—	133
Preneed funeral and cemetery trust investments	(490)	(1,161)
Accounts payable and accrued liabilities	(7,977)	(5,187)
Deferred preneed funeral and cemetery revenue	(399)	541
Deferred preneed funeral and cemetery receipts held in trust	503	1,164

Net cash provided by (used in) operating activities	(555)	2,924
Cash flows from investing activities:
Growth capital expenditures	(1,090)	(364)
Maintenance capital expenditures	(622)	(1,538)

Net cash used in investing activities	(1,712)	(1,902)
Cash flows from financing activities:
Net borrowings under credit facility	800	—
Payments on senior long-term debt and obligations under capital leases	(162)	(110)
Proceeds from the exercise of stock options and employee stock purchase plan and tax	46	87
Purchase of treasury stock	(722)	—
Dividend on redeemable preferred stock	(4)	(4)
Other financing expenses	(44)	(43)

Net cash used in financing activities	(86)	(70)

Net increase (decrease) in cash and cash equivalents	(2,353)	952
Cash and cash equivalents at beginning of period	5,007	3,616

Cash and cash equivalents at end of period	$2,654	$4,568

CARRIAGE SERVICES, INC.
Selected Financial Data
March 31, 2010
(unaudited)

Selected Balance Sheet Data:	12/31/2009	3/31/2010
Cash and short-term investments	$3,616	$4,568
Total Senior Debt (a)	136,874	136,765
Days sales in funeral accounts receivable	20.0	20.2
Senior Debt to total capitalization	39.9	40.0
Senior Debt to EBITDA from continuing operations (rolling twelve twelve months)	3.3	3.3

a)	— Senior debt does not include the convertible junior subordinated debentures.
Reconciliation of Non-GAAP Financial Measures:
     This press release includes the use of certain financial measures that are not GAAP measures. The non-GAAP financial measures are presented for additional information and are reconciled to their most comparable GAAP measures below.
Reconciliation of Net Income from continuing operations to adjusted EBITDA from continuing operations for the three months ended March 31, 2009 and 2010 and the estimated rolling four quarters ended March 31, 2011 (presented at approximately the midpoint of the range identified in the release)(in 000’s):

			Rolling
	Three months	Three months	Four Quarter
	Ended	Ended	Outlook
	3/31/2009	3/31/2010	3/31/2011 E
Net income from continuing operations	$2,354	$2,774	$8,100
Provision for income taxes	1,602	1,888	5,400

Pre-tax earnings from continuing operations	3,956	4,662	13,500
Net interest expense, including loan cost amortization	4,596	4,336	18,200
Depreciation & amortization	2,846	2,748	11,500

EBITDA from continuing operations	$11,398	$11,746	$43,200

Revenue from continuing operations	$45,803	$46,847	$182,500
EBITDA margin from continuing operations	24.9%	25.1%	23.6%

Reconciliation of Non-GAAP Financial Measures, Continued:
Reconciliation of cash provided by operating activities from continuing operations to (negative) free cash flow (in 000’s):

	Three months	Three months
	Ended	Ended
	3/31/2009(1)	3/31/2010
Cash (used in) provided by operating activities from continuing operations	$(555)	$2,924
Less maintenance capital expenditures from continuing operations	(622)	(1,538)

(Negative) free cash flow from continuing operations	$(1,177)	$1,386

(1)	Included in cash flow for the three months ended 3/31/09 is a $3.3 million litigation settlement payment.